Exhibit 99.1

RAMACO RESOURCES REPORTS

FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

LEXINGTON, KY., March 10, 2025 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three months and twelve months ended December 31, 2024.

FOURTH QUARTER AND FULL-YEAR 2024 HIGHLIGHTS

●	The Company achieved its strongest quarter of the year in terms of Adjusted EBITDA. This was despite the fourth quarter being the weakest quarter of 2024 in terms of metallurgical coal price indices. This performance was complimented by record quarterly tons sold of more than 1.1 million tons, as well as the lowest quarterly cash costs of 2024.

●	The Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $29.2 million, for the quarter ended December 31, 2024. This was a 24% increase compared to $23.6 million in the third quarter of 2024. (See “Reconciliation of Non-GAAP Measures” below.)

●	Non-GAAP cash cost per ton sold declined in the fourth quarter by $6 per ton or 6% to $96 per ton, as compared to $102 per ton in the third quarter of 2024. (See “Reconciliation of Non-GAAP Measures” below.) Over the course of the year on a monthly basis, mine costs dropped from $120 per ton in March 2024 to $94 per ton in December, an almost 25% decline throughout the year.

●	The Company had net income of $3.9 million for the fourth quarter, compared to $(0.2) million in the third quarter of 2024 or a ~1,700% increase and $30.0 million in the fourth quarter of 2023. Class A diluted EPS was $0.06 for the fourth quarter, compared to $(0.03) for the third quarter or a 300% increase and $0.60 for the quarter ended December 31, 2023.

●	U.S. metallurgical coal indices fell another $12 per ton quarter over quarter. This represented a decline of 6% on average in the fourth quarter of 2024 versus the third quarter, and an $80 per ton decline, or 30% versus the fourth quarter of 2023. Over the course of the entire year of calendar 2024 metallurgical coal indices declined by $86 per ton or 32%.

●	Despite these price declines and as a result of the Company’s continuing solid operational performance, non-GAAP cash margins per ton sold in the fourth quarter held at $33 per ton, down just $1 per ton quarter over quarter.

MARKET COMMENTARY / 2025 OUTLOOK

Sales and Marketing:

●	For 2025, total sales commitments are currently 3.5 million tons as of February 28, which equates to 80% of the midpoint of 2025 production guidance. 1.6 million tons are committed to North American customers at an average realized fixed price of $152 per ton. In addition, 0.3 million tons are committed to seaborne customers at an average fixed price of $111 per ton. Furthermore, 1.6 million index-based tons are committed to seaborne customers. The majority of uncommitted tons are expected to ship into export markets in the second half of 2025 priced against indices at the time of shipment.

Production and Costs:

●	The Company’s roughly 25% cost decline throughout the year was accompanied by an increase of roughly one million annualized additional tons of low-cost production. This new production came from a combination of more tons from the Elk Creek Ram 3 surface/highwall mine, the third section at the Elk Creek Stonecoal Alma mine, and the low-vol Berwind mine. In addition, the commissioning of the Maben prep plant in the fourth quarter reduced trucking costs by roughly $20 per clean ton at that complex.

Guidance:

●	The Company reiterates all prior guidance, with the exception of increasing the expected tax rate by 5% to 25 – 30%. At current price indices the Company expects however to pay minimal cash taxes in 2025.

●	Costs per ton sold are anticipated to come in towards the high end of the full-year guidance range for the first quarter of 2025. This is in large part due to the combination of challenging adverse weather conditions with freezing temperatures for almost two weeks in January and historic flooding in mid-February. This was coupled with the intent to build inventory ahead of the season opening for Great Lakes shipments in the second quarter of 2025.

●	Tons sold in the first quarter of 2025 are anticipated to be 850,000 – 950,000, with second quarter of 2025 shipments anticipated to rise by roughly 33% quarter over quarter.

●	The Company continues to progress on additional mining and testing at its rare earth and critical mineral sourced carbon ore Brook Mine in Sheridan, Wyoming, importantly at a minimal cost to shareholders. Since the Company acquired the Brook Mine in early 2022, less than $10 million in total has been spent on its rare earth element and critical minerals efforts.

Rare Earths and Critical Minerals:

●	The Company continues to make substantial progress on additional testing at its rare earth and critical mineral sourced carbon ore Brook Mine in Sheridan, Wyoming.

●	The Company anticipates that it will release further information on the project in the second quarter, including a Preliminary Economic Analysis from the Fluor Corporation and an updated Exploration Target Report from Weir International.

●	New test data continues to confirm the original preliminary conclusion of the Fluor Corporation that the project is both technically and economically feasible. Complete results will be released with their report. Preliminary highlights will be discussed on the Company’s Earnings call.

●	Based upon the current results the Company intends to commence by July the full-scale mining for rare earth and critical mineral material to supply the pilot demonstration facility.

●	The pilot demonstration process will first be bench tested and designed in a third-party facility and is expected to be physically constructed at the Company’s industrial zoned property adjacent to the Brook Mine site beginning in late summer.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “The fourth quarter saw the continued Chinese overproduction of steel combined with its below market sale into both to the developed and developing world. During most of the entire year of 2024 this has had an ongoing negative impact on the met coal industry results. Specifically, it has hurt both steel prices and margins in 2024 and led world steel companies to cut back on both production and pricing for their met coal feedstock.

Despite this macro headwind on pricing, Ramaco’s fourth quarter results were our strongest operational and financial quarter of the year. In simple terms, we did very well in those areas we could control. We succeeded in both reducing costs and increasing sales for the third consecutive quarter. We anticipate the same positive operational progress in 2025, excluding results from the Q1 weather events. We are extremely proud of both our operations and sales teams for the work they have performed.

The Company also enjoyed its strongest quarter of the year in terms of both Adjusted EBITDA and sales. This was despite the fourth quarter being the weakest quarter of 2024 in terms of metallurgical coal price indices. We achieved record quarterly tons sold of more than 1.1 million tons, as well as the lowest quarterly cash costs of the year. Cash cost per ton sold declined quarterly by $6 per ton in the fourth quarter of 2024 to $96 per ton, which was $22 per ton below first quarter of 2024 cash costs.

As a result of this solid operational performance, fourth quarter of 2024 margins per ton sold remained at $33 per ton, down just $1 per ton from the third quarter, and down just $2 per ton from the second quarter of 2024. Based on these results, we believe our cash margins were almost 50% higher than the next highest Central Appalachian public peer for the average of both the third and fourth quarters of 2024.

As we survey the macro met coal markets for 2025, we believe that while overall steel demand remains weak in the near term, there are reasons to expect prices may increase over the course of 2025, especially in the second half of the year.

Anecdotally, on the supply side we believe that U.S. production of metallurgical coal in the first quarter of 2025 is likely to have declined by 14 million tons on an annualized basis from the 2024 peak. We believe in 2025 that an additional 5 million or more tons of production will either shut down or is at risk of shutting down absent a meaningful upward move in pricing. This is principally due to large negative cash margins in the case of higher cost producers, which has led to a number of recent announced bankruptcies in the space. More may follow. In addition, there have been two large longwall mines that experienced an ignition event that have caused those mines to now be offline for extended periods.

Also, in January we noticed an increase in inbound export customer interest for spot met coal availability. This was primarily due to increased demand for coking coal in Ukraine, stemming from the likely permanent outage of the country’s only domestic met coal mine. In addition, a large Polish mine had an ignition event around the same time. The aggregate impact of both these domestic and international supply-side factors has created a general tightening of supply in the U.S.

As we move forward into the year, we also expect to see increased domestic idling associated with lower quality high vol production typically destined for Asian markets. Netback economics at today’s prevailing prices are prohibitive for these mostly higher cost operations. As a result, we doubt that some producers will renew 100% of their previous Asian contract business, a significant portion of which would begin in April. We believe that as a result another round of supply cuts could occur around that timeframe absent a significant upward movement in pricing.

In terms of Pacific basin supply, Australian producers are having a difficult start of the year, having some of the lowest volumes shipped from Queensland in at least 6 years. This has not triggered any near-term upward movement in prices. However, if the situation persists, end-user shortages will eventually create incremental spot demand. This could potentially create upward price pressure in the coming months.

On the demand side, the world is closely watching the new Trump Administration and the potential for additional tariffs on steel imports. Based on our analysis, we believe there is roughly 2 – 3 million tons of potential upward incremental domestic metallurgical coal demand if new tariffs were to limit steel imports, causing domestic blast furnaces in turn ramp up steel production.

Regarding our balance sheet, we have been able to maintain record amounts of liquidity which was almost $140 million at year end. We regard this posture as both defensive as well as offensive. We hope to perhaps increase market share in an unsettled market. We are also poised to execute on opportunities as they might present themselves in an overall distressed market environment.

When we see more positive market clarity, we are poised to move forward to add roughly 2 million tons of new production. These would come from the 1.5-million-ton deep mine expansion at our Maben low vol complex, as well as continuation of new mining into the Berwind #3 and #4 sections at our Berwind complex, which would additionally provide almost 500,000 tons annually. Given favorable market conditions, over the medium term we could then increase overall production to an approximate 6.5-7.0-million-ton level over roughly a 24-36 month timeframe.

On our rare earth and critical minerals front at the Brook Mine in Wyoming, we have made very strong progress. We have now completed the initial round of third-party geological, chemical and metallurgical testing of our coring that was conducted over the past several years. This will enable both Fluor and Weir to complete and release the results of several independent studies on the project.

Results to date continue to confirm and, in many cases, improve on the preliminary conclusions which were discussed at the time of the release of Fluor’s interim report in December. We are confident about the results of the testing to date and intend to move forward in the third quarter with further development activities on both the full-scale mining of rare earth material sourced from coal and carbonaceous ore and the design and construction of the pilot demonstration facility, which we will announce with the release of these reports.

We were also gratified to have just received a recommended $6.1 million matching grant from the Wyoming Energy Authority which will be applied toward development of the pilot plant and related facilities at the Brook Mine. This represents another independent validation of the potential reality of this much needed strategic addition to the nation’s rare earth and critical mineral supply.

In overall summary, while the metallurgical coal markets have continued to remain weak as we start the year, there are reasons for optimism. To reemphasize, I am incredibly proud of the Ramaco team for being able to improve our operational metrics so meaningfully throughout the year. This hard work culminated with the fourth quarter being our strongest financial quarter of the year, despite also having the weakest pricing of 2024. Our rare earth and critical minerals development remains a unique opportunity as we methodically work to realize its commercial potential.”

Key operational and financial metrics are presented below (unaudited):

Key Metrics
	4Q24	3Q24	Chg.	4Q23	Chg.	2024 YTD	2023 YTD	Chg.
Total Tons Sold ('000)	1,122	1,023	10%	988	14%	3,989	3,455	15%
Revenue ($mm)	$170.9	$167.4	2%	$202.7	(16)%	$666.3	$693.5	(4)%
Cost of Sales ($mm)	$136.1	$134.7	1%	$139.4	(2)%	$533.3	$493.8	8%
Non-GAAP Revenue of Tons Sold ($/Ton) [1]	$129	$136	(5)%	$175	(26)%	$140	$170	(18)%
Non-GAAP Cash Cost of Sales ($/Ton) [1]	$96	$102	(6)%	$107	(10)%	$105	$110	(5)%
Non-GAAP Cash Margins on Tons Sold ($/Ton)	$33	$34	(3)%	$68	(51)%	$35	$60	(42)%
Net Income (Loss) ($mm)	$3.9	$(0.2)	1708%	$30.0	(87)%	$11.2	$82.3	(86)%
Diluted EPS - Class A Common Stock	$0.06	$(0.03)	300%	$0.60	(90)%	$0.11	$1.73	(94)%
Diluted EPS - Class B Common Stock	$0.02	$0.06	(67)%	$0.24	(92)%	$0.47	$0.40	18%
Adjusted EBITDA ($mm) [1]	$29.2	$23.6	24%	$58.5	(50)%	$105.8	$182.1	(42)%
Capex ($mm) [2]	$11.9	$17.8	(33)%	$18.0	(34)%	$68.8	$82.9	(17)%
Adjusted EBITDA less Capex ($mm)	$17.3	$5.8	196%	$40.5	(57)%	$36.9	$99.2	(63)%
(1)	See “Reconciliation of Non-GAAP Measures.”
(2)	2024 YTD includes $3mm for the purchase price of the preparation plant that was relocated to Maben.

Differences may occur due to rounding.

FOURTH QUARTER AND FULL-YEAR 2024 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the fourth quarter of 2024, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter of 954,000 tons, was up 28% from the same period of 2023. The Elk Creek complex produced a record 672,000 tons, up 63% from last year. The fourth quarter of 2024 benefited from both solid overall operational and productivity execution, as well as the successful ramp-up of production from both the new Ram 3 surface/highwall mine and the third section at our Stonecoal Alma mine. The Berwind, Knox Creek, and Maben complexes had production of 282,000 tons in the quarter, down 15% from the same period last year. The decline was due to the previously announced idling of the higher cost Big Creek Jawbone mine at Knox Creek.

U.S. metallurgical coal indices fell $80 per ton, or 30% versus the fourth quarter of 2023. As a result, quarterly pricing was $129 per ton, which was 26% lower compared to $175 per ton in the fourth quarter of 2023. The decline reflected the year-over-year decrease in both U.S. and worldwide metallurgical coal price indices.

Cash costs were $96 per ton sold, excluding transportation costs, alternative mineral development costs, and idle mine costs, which was a 10% decrease from the same period in 2023.

As a result of the above, cash margins were $33 per ton during the quarter, down from $68 per ton in the same period of 2023. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Sequential Quarter Comparison

Fourth quarter of 2024 production was 954,000 tons, down from the third quarter by 2%. The small decline was due to the extra vacation week in the fourth quarter as compared to the third quarter of 2024.

Realized quarterly pricing of $129 per ton was down 5% from $136 per ton in the third quarter. This again reflected weaker market conditions and lower index pricing as key U.S. metallurgical coal indices fell roughly 6% in the fourth quarter versus the third quarter.

Quarterly cash costs of $96 per ton compared to $102 per ton in the third quarter of 2024. The continued meaningful cost improvement resulted from an increase in overall productivity and the production increase at Elk Creek. Quarterly cash margins were $33 per ton, decreasing just $1 per ton sequentially despite the $7 per ton drop in realized pricing from the third quarter of 2024. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of December 31, 2024, the Company had record year-end liquidity of $137.8 million, consisting of $33.0 million of cash plus $104.8 million of availability under our revolving credit facility. Liquidity was up more than 50% from the previous year end. The Company’s Revolving Credit Facility was undrawn as of December 31, 2024.

Quarterly capital expenditures totaled $11.9 million. This declined from $18.0 million for the same period of 2023 and from $17.8 million versus the third quarter of 2024. The lower fourth quarter of 2024 capital expenditures was due to the completion of the aforementioned growth projects. Full-year 2024 capital expenditures were $65.8 million, excluding the $3 million purchase price of the Maben preparation plant. This compared to $82.9 million for full-year 2023.

The Company’s full-year effective tax rate was 25%. For the fourth quarter of 2024, the Company recognized income tax expense of $2.2 million, which was a 36% tax rate.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
In thousands, except per ton amounts	2024	2024	2023	2024	2023

Sales Volume (tons)	1,122	1,023	988	3,989	3,455

Company Production (tons)
Elk Creek Mining Complex	672	639	412	2,286	2,031
Berwind Mining Complex (includes Knox Creek and Maben)	282	333	333	1,385	1,143
Total	954	972	745	3,671	3,174

Per Ton Financial Metrics (a)
Average revenue per ton	$129	$136	$175	$140	$170
Average cash costs of coal sold	96	102	107	105	110
Average cash margin per ton	$33	$34	$68	$35	$60

Capital Expenditures (b)	$11,920	$17,785	$17,980	$68,842	$82,904

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”
(b)	2024 YTD includes $3mm for the purchase price of the preparation plant that was relocated to Maben.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2025 Guidance	2024

Company Production (tons)	4,200 - 4,600	3,671

Sales (tons) (a)	4,400 - 4,800	3,989

Cash Costs Per Ton Sold (b)	$97 - 103	$105

Other
Capital Expenditures (c)	$60,000 - 70,000	$68,842
Selling, general and administrative expense (d)	$34,000 - 38,000	$31,820
Depreciation, depletion, and amortization expense	$73,000 - 78,000	$65,615
Interest expense, net	$8,000 - 9,000	$6,123
Effective tax rate (e)	25 - 30%	25%
Idle Mine and Other Costs	$1,000 - 2,000	$1,529

(a)	Includes purchased coal.
(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.
(c)	Excludes capitalized interest. Includes $3mm for the purchase price of the preparation plant that was relocated to Maben for 2024.
(d)	Excludes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2025 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2025
	Volume	Average Price
North America, fixed priced	1.6	$152
Seaborne, fixed priced	0.3	$111
Total, fixed priced	1.9	$145
Index priced	1.6
Total committed tons	3.5

(a)	Amounts as of February 28, 2025 include purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FOURTH QUARTER AND FULL-YEAR 2024 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, March 11, 2025. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on March 11, 2025:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources Fourth Quarter 2024 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the Company's ability to successfully develop the Brook Mine, including whether the increase in the Company's exploration target and estimates for such mine are realized. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
In thousands, except per share amounts	2024	2023	2024	2023

Revenue	$170,893	$202,729	$666,295	$693,524

Costs and expenses
Cost of sales (exclusive of items shown separately below)	136,079	139,410	533,293	493,793
Asset retirement obligations accretion	402	354	1,465	1,403
Depreciation, depletion, and amortization	16,706	14,401	65,615	54,252
Selling, general, and administrative	11,354	11,313	49,286	48,831
Total costs and expenses	164,541	165,478	649,659	598,279

Operating income	6,352	37,251	16,636	95,245

Other income (expense), net	1,332	3,246	4,407	18,321
Interest expense, net	(1,614)	(1,630)	(6,123)	(8,903)
Income before tax	6,070	38,867	14,920	104,663
Income tax expense	2,212	8,829	3,728	22,350
Net income	$3,858	$30,038	$11,192	$82,313

Earnings per common share
Basic - Single class (through 6/20/2023)	$—	$—	$—	$0.71
Basic - Class A	$0.06	$0.62	$0.11	$1.06
Total	$0.06	$0.62	$0.11	$1.77

Basic - Class B	$0.02	$0.25	$0.50	$0.42

Diluted - Single class (through 6/20/23)	$—	$—	$—	$0.70
Diluted - Class A	$0.06	$0.60	$0.11	$1.03
Total	$0.06	$0.60	$0.11	$1.73

Diluted - Class B	$0.02	$0.24	$0.47	$0.40

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	December 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$33,009	$41,962
Accounts receivable	73,582	96,866
Inventories	43,358	37,163
Prepaid expenses and other	17,685	13,748
Total current assets	167,634	189,739
Property, plant, and equipment, net	482,019	459,091
Financing lease right-of-use assets, net	12,437	10,282
Advanced coal royalties	4,709	2,964
Other	7,887	3,760
Total Assets	$674,686	$665,836

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$48,855	$51,624
Accrued liabilities	61,659	52,225
Current portion of asset retirement obligations	1,035	110
Current portion of long-term debt	359	56,534
Current portion of financing lease obligations	6,218	5,456
Insurance financing liability	4,302	4,037
Total current liabilities	122,428	169,986
Asset retirement obligations, net	30,052	28,850
Long-term debt, net	57	349
Long-term financing lease obligations, net	7,517	4,915
Senior notes, net	88,135	33,296
Deferred tax liability, net	56,027	54,352
Other long-term liabilities	7,664	4,483
Total liabilities	311,880	296,231

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Class A common stock, $0.01 par value	438	440
Class B common stock, $0.01 par value	95	88
Additional paid-in capital	292,739	277,133
Retained earnings	69,534	91,944
Total stockholders' equity	362,806	369,605
Total Liabilities and Stockholders' Equity	$674,686	$665,836

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Years ended December 31,
In thousands	2024	2023
Cash flows from operating activities
Net income	$11,192	$82,313
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,465	1,403
Depreciation, depletion, and amortization	65,615	54,252
Amortization of debt issuance costs	934	776
Stock-based compensation	17,466	12,905
Other income	(18)	(10,192)
Deferred income taxes	1,675	18,714
Changes in operating assets and liabilities:
Accounts receivable	23,284	(55,692)
Prepaid expenses and other current assets	1,869	14,361
Inventories	(6,195)	7,810
Other assets and liabilities	(2,982)	(430)
Accounts payable	(4,834)	24,549
Accrued liabilities	3,194	10,267
Net cash from operating activities	112,665	161,036

Cash flow from investing activities:
Capital expenditures	(55,236)	(82,904)
Acquisition of Maben assets (bond recovery in 2023)	—	1,182
Proceeds from sale of mineral rights	260	—
Insurance proceeds related to property, plant, and equipment	—	11,256
Maben preparation plant capital expenditures	(13,606)	—
Capitalized interest	(1,498)	(1,137)
Other	(755)	(608)
Net cash used for investing activities	(70,835)	(72,211)

Cash flows from financing activities
Proceeds from issuance of senior note debt (net of $2,340 fees)	55,160	—
Proceeds from borrowings	141,500	130,000
Proceeds from stock option exercises	534	—
Payments of debt issuance cost (senior note debt)	(657)	—
Payments of dividends	(24,602)	(25,820)
Repayment of borrowings	(197,966)	(127,514)
Repayment of Ramaco Coal acquisition financing - related party	—	(40,000)
Repayments of insurance financing	(5,540)	(5,207)
Repayments of equipment finance leases	(8,636)	(6,659)
Shares surrendered for withholding taxes	(10,581)	(7,317)
Net cash used financing activities	(50,788)	(82,517)

Net change in cash and cash equivalents and restricted cash	(8,958)	6,308
Cash and cash equivalents and restricted cash, beginning of period	42,781	36,473
Cash and cash equivalents and restricted cash, end of period	$33,823	$42,781

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain other non-operating items (income tax penalties and charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q4	Q3	Q4	Year ended December 31,
(In thousands)	2024	2024	2023	2024	2023

Reconciliation of Net Income to Adjusted EBITDA
Net income	$3,858	$(239)	$30,038	$11,192	$82,313
Depreciation, depletion, and amortization	16,706	17,811	14,401	65,615	54,252
Interest expense, net	1,614	1,696	1,630	6,123	8,903
Income tax expense	2,212	61	8,829	3,728	22,350
EBITDA	24,390	19,329	54,898	86,658	167,818
Stock-based compensation	4,211	3,970	3,199	17,466	12,905
Other non-operating	193	(36)	—	203	—
Accretion of asset retirement obligations	402	354	354	1,465	1,403
Adjusted EBITDA	$29,196	$23,617	$58,451	$105,792	$182,126

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q4	Q3	Q4	Year ended December 31,
(In thousands, except per ton amounts)	2024	2024	2023	2024	2023

Revenue	$170,893	$167,411	$202,729	$666,295	$693,524
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	(25,945)	(28,582)	(30,287)	(107,031)	(104,897)
Non-GAAP revenue (FOB mine)	$144,948	$138,829	$172,442	$559,264	$588,627
Tons sold	1,122	1,023	988	3,989	3,455
Non-GAAP revenue per ton sold (FOB mine)	$129	$136	$175	$140	$170

Non-GAAP cash cost per ton (unaudited)

	Q4	Q3	Q4	Year ended December 31,
(In thousands, except per ton amounts)	2024	2024	2023	2024	2023

Cost of sales	$136,079	$134,731	$139,410	$533,293	$493,793
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(25,942)	(28,551)	(31,272)	(106,241)	(105,739)
Alternative mineral development costs	(1,137)	(1,363)	(1,103)	(4,755)	(3,849)
Idle and other costs	(742)	(244)	(1,041)	(1,529)	(3,978)
Non-GAAP cash cost of sales	$108,258	$104,573	$105,994	$420,768	$380,227
Tons sold	1,122	1,023	988	3,989	3,455
Non-GAAP cash cost per ton sold (FOB mine)	$96	$102	$107	$105	$110

Non-GAAP cash margins on tons sold	$33	$34	$68	$35	$60

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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